Exhibit 99.1

(Filed herewith)

NEWS RELEASE — February 14, 2007

For information, call:

Ken Golden

Director, Strategic Public Relations

309-765-5678

DEERE REPORTS HIGHER FIRST-QUARTER RESULTS;

NET INCOME REACHES $239 MILLION

•      Strong performance continues.

•      Asset management makes positive contribution.

•      Global farm fundamentals promising.

MOLINE, Illinois (February 14, 2007) — Deere & Company today announced worldwide net income of $238.7 million, or $1.04 per share, for the first quarter ended January 31, compared with $235.9 million, or $0.99 per share, for the same period last year. Income from continuing operations was $238.7 million, or $1.04 per share, for the quarter, versus $223.9 million, or $0.94 per share, last year.

Worldwide net sales and revenues increased 5 percent to $4.425 billion for the first quarter compared with $4.202 billion a year ago. Net sales of the equipment operations were $3.815 billion for the quarter compared with $3.691 billion last year.

Strong operating performance and a positive customer response to the company’s advanced products and services contributed to the quarter’s results, noted Robert W. Lane, chairman and chief executive officer. “Exciting new equipment and services are helping John Deere attract customers and expand our market presence throughout the world,” Lane said. “In addition, our focus on rigorous asset management is allowing Deere to serve a growing global customer base while maintaining lean, efficient inventory levels. In fact, for the last 27 quarters, trade receivables and inventories in relation to sales have declined, compared with the same quarter of the prior year.”

Summary of Operations

Net sales of the worldwide equipment operations increased 3 percent for the quarter. Included were positive effects for price changes and currency translation totaling 5 percent. Equipment sales in the U.S. and Canada were 5 percent lower for the quarter. Net sales outside the U.S. and Canada increased by 24 percent for the quarter, which included a positive currency-translation effect of approximately 7 percent.

Deere’s equipment divisions reported operating profit of $270 million for the quarter compared with $261 million last year. Higher operating profit for the quarter was primarily the result of improved price realization, partially offset by higher selling and administrative expenses. The impact of lower construction-equipment volumes in the U.S. and Canada was mostly offset by higher volumes outside the region from the company’s agricultural equipment and construction and forestry operations.

Deere’s ongoing emphasis on asset management is continuing to yield positive results. Trade receivables and inventories at the end of the quarter were $5.672 billion, or 28 percent of previous 12-month sales, compared with $5.911 billion, or 30 percent of sales, a year ago.

Financial services reported net income of $88.2 million for the quarter compared with $96.6 million last year. Income from continuing operations was $88.2 million for the quarter versus $84.6 million a year earlier. Income benefited from growth in the credit portfolio, partially offset by a higher provision for credit losses and higher selling and administrative expenses.

Company Outlook

Deere sales are projected to be up slightly for full-year 2007 and to increase approximately 5 percent for the second quarter. Net income is forecast to be around $1.4 billion for the year and in a range of $525 million to $550 million for the second quarter.

Company Summary

Deere’s continuing progress in asset management has given the company improved flexibility to respond to changing market conditions. “As a result of our efforts to build a more agile company, Deere is better able to align production with shifts in the retail marketplace,” Lane said. “This success puts the company in a stronger position to serve a growing customer base worldwide. In conjunction with increasing demand for renewable fuels and other positive global economic factors, it also strengthens our ability to deliver strong financial results.”

Equipment Division Performance

Agricultural.  Division sales increased 10 percent for the quarter, primarily as a result of higher sales volumes outside of the U.S. and Canada, improved price realization, and favorable currency translation. Operating profit was $137 million for the quarter compared with $106 million last year, with the increase primarily a result of improved price realization and higher sales volumes. Partially offsetting the improvement was higher selling and administrative expenses attributable in large part to the division’s growth initiatives and the effect of currency translation.

Commercial & Consumer. Sales increased 2 percent for the quarter, primarily due to improved price realization. Operating profit rose to $38 million compared with $19 million a year ago. The increase was mainly due to lower operating costs and improved price realization.

Construction & Forestry. Sales declined 7 percent for the quarter as a result of lower sales volumes in the U.S. and Canada. Operating profit declined to $95 million, versus $136 million last year, primarily due to lower shipments and inefficiencies related to lower production volumes. Last year’s results included expenses related to the closure of a Canadian forestry-equipment facility.

Market Conditions & Outlook

Agricultural. Worldwide farm-economic conditions remain quite favorable, supported by positive economic trends and the rising global consumption of renewable fuels. Demand for farm commodities is forecast to remain strong in 2007 with crop prices averaging well above last year’s levels. As expected, retail sales in the U.S. and Canada got off to a slow start for the year; however, the company is anticipating demand to pick up later in the year. Sales to corn and soybean producers are forecast to be relatively strong, while demand for cotton equipment, small tractors, and products widely used in the livestock sector is expected to be under pressure. On the basis of these factors, industry retail sales in the U.S. and Canada are projected to be flat to up 5 percent for 2007.

In Western Europe industry retail sales are forecast to be flat for the year. Sales in the CIS (Commonwealth of Independent States) countries, including Russia, are expected to be higher due to market growth. Following the sharp downturn of the last two years, the Brazilian farm machinery market is showing signs of recovery. Farmers in the region are benefiting from higher soybean prices and lower costs. Largely as a result of these improved conditions, industry sales in South America are now expected to be flat to up 5 percent for 2007. In Australia, sales are expected to be down by roughly 25 percent for the year due to the effect of serious drought. Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to increase by about 8 percent for full-year 2007. The sales improvement includes about 2 percentage points related to currency translation.

Commercial & Consumer. John Deere commercial and consumer equipment sales are forecast to be up about 3 percent for the year. The improvement is due to growth in the landscapes operation and the success of new products, which are expected to more than offset the impact of a decline in the residential housing sector.

Construction & Forestry. Markets for construction and forestry equipment are expected to see a slowdown in 2007. Although nonresidential spending in the U.S. is forecast for improvement, residential-housing construction is projected to be weaker. In addition, sales to the independent rental channel and to forestry contractors in the U.S. and Canada are expected to experience a significant decline.  In this environment, Deere’s worldwide sales of construction and forestry equipment are forecast to decrease by about 9 percent for the year.

Credit.  Full-year 2007 net income for Deere’s credit operations is forecast to be approximately $355 million. The expected improvement is being driven by growth in the credit portfolio, partially offset by higher administrative and operating expenses in support of division growth initiatives.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $73.2 million for the quarter compared with $70.1 million last year. Results benefited from growth in the portfolio, partially offset by a higher provision for credit losses and higher selling and administrative expenses.

Net receivables and leases financed by JDCC were $17.257 billion at January 31, 2007, compared with $15.781 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $18.050 billion at January 31, 2007, compared with $17.233 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment, the many interrelated factors that affect farmers’ confidence.  These factors include worldwide demand for agricultural products, world grain stocks, weather conditions (including the severe drought in Australia), soil conditions, harvest yields, prices for commodities and livestock, crop production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those that may result from farm economic conditions in Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including bovine spongiform encephalopathy, commonly known as “mad cow” disease, and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political and social stability of the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the availability and prices of strategically sourced materials, components and whole goods; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates.  The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses, common stock issuances and repurchases.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

First Quarter 2007 Press Release
(millions of dollars)

	Three Months Ended January 31
	2007	2006	% Change
Net sales and revenues:
Agricultural equipment net sales	$2,081	$1,894	+10
Commercial and consumer equipment net sales	641	628	+2
Construction and forestry net sales	1,093	1,169	-7
Total net sales *	3,815	3,691	+3
Credit revenues	493	408	+21
Other revenues	117	103	+14
Total net sales and revenues *	$4,425	$4,202	+5

Operating profit: **
Agricultural equipment	$137	$106	+29
Commercial and consumer equipment	38	19	+100
Construction and forestry	95	136	-30
Credit	132	129	+2
Other	2
Total operating profit *	404	390	+4
Interest, corporate expenses and income taxes	(165)	(166)	-1
Income from continuing operations	239	224	+7
Income from discontinued operations		12
Net income	$239	$236	+1

*    Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,324	$1,071	+24
Operating profit	$83	$72	+15

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**  Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended January 31, 2007 and 2006
(In millions of dollars and shares except per share amounts) Unaudited

	2007	2006
Net Sales and Revenues
Net sales	$3,814.9	$3,691.4
Finance and interest income	482.4	403.5
Other income	127.9	107.2
Total	4,425.2	4,202.1

Costs and Expenses
Cost of sales	2,950.2	2,896.3
Research and development expenses	176.8	161.0
Selling, administrative and general expenses	543.5	467.6
Interest expense	267.1	229.9
Other operating expenses	122.2	107.2
Total	4,059.8	3,862.0

Income of Consolidated Group Before Income Taxes	365.4	340.1
Provision for income taxes	128.1	116.1
Income of Consolidated Group	237.3	224.0

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.1	.1
Other	1.3	(.2)
Total	1.4	(.1)

Income from Continuing Operations	238.7	223.9
Income from Discontinued Operations		12.0
Net Income	$238.7	$235.9

Per Share Data
Basic:
Continuing operations	$1.05	$.95
Discontinued operations		.05
Net income	$1.05	$1.00

Diluted:
Continuing operations	$1.04	$.94
Discontinued operations		.05
Net income	$1.04	$.99

Average Shares Outstanding:
Basic	227.2	235.9
Diluted	229.8	238.5

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	January 31	October 31	January 31
	2007	2006	2006
Assets
Cash and cash equivalents	$1,341.1	$1,687.5	$1,477.2
Marketable securities	1,410.0	1,816.7	1,967.7
Receivables from unconsolidated affiliates	24.1	22.2	14.2
Trade accounts and notes receivable - net	3,188.2	3,037.7	3,179.1
Financing receivables - net	13,683.7	14,004.0	12,527.5
Restricted financing receivables — net	2,066.7	2,370.8	1,561.6
Other receivables	408.2	448.2	371.1
Equipment on operating leases - net	1,420.8	1,493.9	1,311.8
Inventories	2,484.1	1,957.3	2,731.7
Property and equipment - net	2,951.0	2,763.6	2,393.3
Investments in unconsolidated affiliates	124.9	124.0	106.2
Goodwill	1,115.7	1,110.0	1,102.5
Other intangible assets - net	54.4	56.4	21.0
Prepaid pension costs	2,635.3	2,642.4	2,653.1
Other assets	502.1	465.6	541.9
Deferred income taxes	585.2	582.2	646.3
Deferred charges	151.6	137.9	137.8
Assets of discontinued operations			313.3
Total Assets	$34,147.1	$34,720.4	$33,057.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$9,053.1	$8,121.2	$6,530.2
Payables to unconsolidated affiliates	72.8	31.0	131.0
Accounts payable and accrued expenses	4,027.0	4,482.8	3,778.8
Accrued taxes	150.4	152.5	217.8
Deferred income taxes	60.0	64.9	64.2
Long-term borrowings	10,571.1	11,584.0	12,201.4
Retirement benefit accruals and other liabilities	2,636.8	2,792.8	3,065.9
Liabilities of discontinued operations			188.9
Total liabilities	26,571.2	27,229.2	26,178.2
Stockholders’ equity	7,575.9	7,491.2	6,879.1
Total Liabilities and Stockholders’ Equity	$34,147.1	$34,720.4	$33,057.3

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Three Months Ended January 31, 2007 and 2006
(In millions of dollars) Unaudited

	2007	2006
Cash Flows from Operating Activities
Net income	$238.7	$235.9
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	14.8	4.5
Provision for depreciation and amortization	185.7	161.2
Share-based compensation expense	42.6	46.6
Undistributed earnings of unconsolidated affiliates	(.3)	1.0
Credit for deferred income taxes	(3.9)	(20.3)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(30.7)	(177.9)
Inventories	(579.8)	(629.2)
Accounts payable and accrued expenses	(418.5)	(519.3)
Retirement benefit accruals/prepaid pension costs	(159.4)	(164.9)
Other	24.8	99.5
Net cash used for operating activities	(686.0)	(962.9)

Cash Flows from Investing Activities
Collections of financing receivables	2,859.0	2,657.3
Proceeds from sales of financing receivables	22.6	12.2
Proceeds from maturities and sales of marketable securities	801.5	686.8
Proceeds from sales of equipment on operating leases	94.8	83.3
Cost of financing receivables acquired	(2,429.2)	(2,257.2)
Purchases of marketable securities	(392.9)	(446.3)
Purchases of property and equipment	(323.7)	(173.7)
Cost of operating leases acquired	(73.1)	(69.7)
Acquisitions of businesses, net of cash acquired		(14.6)
Other	(6.7)	(62.0)
Net cash provided by investing activities	552.3	416.1

Cash Flows from Financing Activities
Increase in short-term borrowings	4.9	3.1
Proceeds from long-term borrowings	165.0	525.7
Payments of long-term borrowings	(205.7)	(489.3)
Proceeds from issuance of common stock	81.1	47.3
Repurchases of common stock	(202.6)	(241.8)
Dividends paid	(88.7)	(73.7)
Other	24.7	(.2)
Net cash used for financing activities	(221.3)	(228.9)

Effect of Exchange Rate Changes on Cash	8.6	(5.3)

Net Decrease in Cash and Cash Equivalents	(346.4)	(781.0)
Cash and Cash Equivalents at Beginning of Period	1,687.5	2,258.2
Cash and Cash Equivalents at End of Period	$1,341.1	$1,477.2

See Notes to Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)           Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2007	2006

Dividends declared	$.44	$.39
Dividends paid	$.39	$.31

(2)                                 The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)                                 Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31
	2007	2006

Net income	$238.7	$235.9

Other comprehensive income (loss), net of tax:

Cumulative translation adjustment	(5.2)	28.8

Unrealized gain (loss) on investments	(1.7)	2.1

Unrealized gain on derivatives	1.2	.4

Comprehensive income	$233.0	$267.2

(4)                                 The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries except for the health care operations, which are reported on a discontinued basis in the Statements of Consolidated Income and the Condensed Consolidated Balance Sheet.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis except for the health care operations, which are reported on a discontinued basis.  The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit operations with the health care operations reported on a discontinued basis.  In February 2006, the Company sold its health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended January 31, 2007 and 2006

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Net Sales and Revenues
Net sales	$3,814.9	$3,691.4
Finance and interest income	22.2	22.0	$521.0	$441.2
Other income	103.9	90.1	43.0	32.7
Total	3,941.0	3,803.5	564.0	473.9

Costs and Expenses
Cost of sales	2,950.6	2,896.3
Research and development expenses	176.8	161.0
Selling, administrative and general expenses	456.8	396.8	88.4	71.8
Interest expense	42.5	53.6	235.0	187.1
Interest compensation to Financial Services	50.5	48.9
Other operating expenses	32.4	36.3	106.6	85.5
Total	3,709.6	3,592.9	430.0	344.4

Income of Consolidated Group Before Income Taxes	231.4	210.6	134.0	129.5
Provision for income taxes	82.2	71.2	45.9	45.0
Income of Consolidated Group	149.2	139.4	88.1	84.5

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	87.1	84.3	.1	.1
Other	2.4	.2
Total	89.5	84.5	.1	.1

Income from Continuing Operations	238.7	223.9	88.2	84.6
Income from Discontinued Operations		12.0		12.0
Net Income	$238.7	$235.9	$88.2	$96.6

* Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES

	January 31 2007	October 31 2006	January 31 2006	January 31 2007	October 31 2006	January 31 2006

Assets
Cash and cash equivalents	$1,199.0	$1,476.7	$1,202.8	$142.1	$210.8	$274.3
Marketable securities	1,280.3	1,709.0	1,914.8	129.7	107.7	52.8
Receivables from unconsolidated subsidiaries and affiliates	246.3	494.2	146.7	.1	.1	4.0
Trade accounts and notes receivable - net	949.2	986.7	824.3	2,716.5	2,485.6	2,780.6
Financing receivables - net	3.3	5.3	2.2	13,680.4	13,998.7	12,525.2
Restricted financing receivables - net				2,066.7	2,370.8	1,561.6
Other receivables	285.0	317.9	245.2	123.1	130.4	125.9
Equipment on operating leases - net				1,420.8	1,493.9	1,311.8
Inventories	2,484.1	1,957.3	2,731.7
Property and equipment - net	2,459.2	2,414.0	2,277.8	491.8	349.6	115.5
Investments in unconsolidated subsidiaries and affiliates	2,714.4	2,665.3	2,479.4	5.0	4.6	4.4
Goodwill	1,115.7	1,110.0	1,102.5
Other intangible assets - net	54.4	56.4	21.0
Prepaid pension costs	2,624.0	2,630.3	2,630.4	11.3	12.1	22.8
Other assets	194.5	200.5	197.6	307.6	265.1	344.3
Deferred income taxes	681.7	681.5	742.0	11.8	10.6	15.9
Deferred charges	122.3	105.6	107.9	30.8	33.2	31.4
Assets of discontinued operations			124.4			313.3

Total Assets	$16,413.4	$16,810.7	$16,750.7	$21,137.7	$21,473.2	$19,483.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$339.0	$282.5	$595.7	$8,714.1	$7,838.6	$5,934.5
Payables to unconsolidated subsidiaries and affiliates	72.6	31.0	134.9	222.3	472.2	132.6
Accounts payable and accrued expenses	3,726.8	4,115.2	3,502.2	779.1	803.1	703.8
Accrued taxes	115.9	137.9	176.0	34.5	14.6	41.8
Deferred income taxes	16.0	16.8	12.6	152.4	158.0	163.1
Long-term borrowings	1,958.8	1,969.5	2,421.0	8,612.4	9,614.5	9,780.4
Retirement benefit accruals and other liabilities	2,608.4	2,766.6	3,029.2	28.5	26.3	36.7
Liabilities of discontinued operations						188.9

Total liabilities	8,837.5	9,319.5	9,871.6	18,543.3	18,927.3	16,981.8
Stockholders’ equity	7,575.9	7,491.2	6,879.1	2,594.4	2,545.9	2,502.0

Total Liabilities and Stockholders’ Equity	$16,413.4	$16,810.7	$16,750.7	$21,137.7	$21,473.2	$19,483.8

* Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF CASH FLOWS
For the Three Months Ended January 31, 2007 and 2006
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Cash Flows from Operating Activities
Net income	$238.7	$235.9	$88.2	$96.6
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for doubtful receivables	1.4	1.7	13.3	2.8
Provision for depreciation and amortization	111.4	96.5	89.6	76.7
Undistributed earnings of unconsolidated subsidiaries and affiliates	(29.7)	(96.5)	(.1)	(.1)
Credit for deferred income taxes	(.4)	(13.2)	(3.6)	(7.1)
Changes in assets and liabilities:
Receivables	2.2	58.2	2.2	(5.2)
Inventories	(529.1)	(592.2)
Accounts payable and accrued expenses	(378.9)	(527.6)	3.8	57.3
Retirement benefit accruals/prepaid pension costs	(162.1)	(156.1)	2.7	(8.8)
Other	86.2	172.3	(16.9)	(24.8)
Net cash provided by (used for) operating activities	(660.3)	(821.0)	179.2	187.4

Cash Flows from Investing Activities
Collections of receivables			6,456.1	6,617.8
Proceeds from sales of financing receivables			62.8	17.8
Proceeds from maturities and sales of marketable securities	801.5	618.7		68.1
Proceeds from sales of equipment on operating leases			94.8	83.3
Cost of receivables acquired			(6,144.4)	(6,502.5)
Purchases of marketable securities	(369.9)	(383.8)	(23.1)	(62.5)
Purchases of property and equipment	(173.1)	(124.1)	(150.7)	(49.6)
Cost of operating leases acquired			(141.6)	(119.7)
Acquisitions of businesses, net of cash acquired		(14.6)
Other	(19.7)	(10.6)	(11.6)	(70.9)
Net cash provided by (used for) investing activities	238.8	85.6	142.3	(18.2)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	60.9	(92.0)	(56.0)	95.1
Change in intercompany receivables/payables	256.9	181.0	(256.9)	(360.6)
Proceeds from long-term borrowings	3.7		161.3	525.7
Payments of long-term borrowings	(1.1)	(3.0)	(204.5)	(486.4)
Proceeds from issuance of common stock	81.1	47.3
Repurchases of common stock	(202.6)	(241.8)
Dividends paid	(88.7)	(73.7)	(58.6)
Other	25.5	(.2)	24.0	19.4
Net cash provided by (used for) financing activities	135.7	(182.4)	(390.7)	(206.8)

Effect of Exchange Rate Changes on Cash	8.1	(3.0)	.5	(2.3)

Net Decrease in Cash and Cash Equivalents	(277.7)	(920.8)	(68.7)	(39.9)
Cash and Cash Equivalents at Beginning of Period	1,476.7	2,123.6	210.8	314.2
Cash and Cash Equivalents at End of Period	$1,199.0	$1,202.8	$142.1	$274.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.